Buenos Aires, March 1st, 2017.

COMISIÓN NACIONAL DE VALORES

BOLSA DE COMERCIO DE BUENOS AIRES

Ref.:    Relevant Fact. Report on Repurchase of Shares.

Dear Sirs,

I am writing to you to provide an update in relation with the shares acquired by Pampa Energia S.A. (the “Company”) in the process to repurchase its own shares in accordance with art. 64 of Law 26.831 and the National Securities Commission (“Comisión Nacional de Valores”) regulation that will be destined for the implementation of a Share Compensation Plan approved by the Board of Directors on its meeting held on February 8, 2017.

To this regard, I inform that the Company has acquired 8,000 of its own ordinary shares, with a nominal value of AR$1 each, and one vote per share; and 37,000 ADRs (each representative of 25 ordinary shares of the Company) in the amount and at a price per share and ADR that is described below:

Date of Acquisition	Amount of Shares	Price AR$	Total Amount - AR$	Broker
Mar-01-17	8,000	28.95	231,600	Allaria Ledesma y Cia S.A.

Date of Acquisition	Amount of ADRs	Price US$	Total Amount - US$	Broker
Feb-27-17	22,000	45.75	1,006,500	Allaria Ledesma y Cia S.A.
Mar-01-17	15,000	46.733	700,995	Allaria Ledesma y Cia S.A.

Sincerely.

________________________________

Gerardo Carlos Paz

Head of Market Relations